15
TH
ANNUAL COMMUNITY
BANK INVESTOR CONFERENCE
T. Heath Fountain
Chief Financial Officer
David A. Durland
Chief Banking Officer
New York, July 29 & 30, 2014
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-196396

Cautionary Statements
This presentation contains forward-looking statements
about future financial performance, business plans and
strategies of Heritage Financial Group, Inc.  Because
forward-looking statements involve risks and
uncertainties, actual results may differ materially from
those expressed or implied.  Investors are cautioned not to
place undue reliance on these forward-looking statements
and are advised to carefully review the discussion of
forward-looking statements and risk factors in documents
that the Company files with the Securities and Exchange
Commission, including the Company’s most recent Annual
Report on Form 10-K and Quarterly Report on Form 10-Q.

Disclosures
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in connection with a proposed business combination transaction involving the Company and Alarion
Financial Services, Inc. The Company has filed with the SEC a registration statement on Form S-4 to register the shares of the Company's common stock issuable in the contemplated transactions. The registration statement contains a proxy statement and prospectus that has been distributed to the shareholders of Alarion in connection with their vote on the proposed transaction. Alarion has mailed the final proxy statement and prospectus to its shareholders. BEFORE MAKING
ANY VOTING OR INVESTMENT DECISION REGARDING THE PROPOSED TRANSACTION, ALARION
SHAREHOLDERS ARE URGED TO READ ALL FILINGS MADE BY THE COMPANY IN CONNECTION WITH THE
TRANSACTION, INCLUDING THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND PROSPECTUS
THAT IS PART OF THE REGISTRATION STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY
CONTAIN IMPORTANT INFORMATION. Copies of all documents filed with the SEC regarding this transaction may be obtained, free of charge, at the SEC's website (www.sec.gov) and by accessing the Company's website
(www.eheritagebank.com) under the heading "Investors" and then under the link "SEC Filings."
These documents may also
be obtained free of charge from the Company by requesting them in writing to T. Heath Fountain, Executive Vice President and Chief Financial Officer, Heritage Financial Group, Inc., 721 North Westover Boulevard, Albany, Georgia 31707, or by
telephone at (229) 878-2055.
The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in favor of the proposed transaction from the shareholders of Alarion. You can find information about the Company’s executive officers and directors in the Company’s most recent Annual Report on
Form 10-K filed with the SEC on March 14, 2014, and its most recent definitive proxy statement filed with the SEC on
April 18, 2013. The directors, executive officers and certain other members of management and employees of Alarion may also be deemed to be participants in the solicitation of proxies in favor of the proposed transaction from the shareholders of
Alarion. Information about the directors and executive officers of Alarion is included in the proxy statement and prospectus for the proposed transaction. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement and prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Management Team
Name Position
Years
in Banking
Years
with HBOS
O. Leonard Dorminey Chief Executive Officer 35 13
T. Heath Fountain Chief Financial Officer 14 11
David A. Durland Chief Banking Officer 31 3
Carol W. Slappey Chief Retail Officer 39 20
O. Mitchell Smith Chief Credit Officer 37 9

4 AL GA FL ALBANY OCALA LAKE CITY Banking (29) Mortgage (15) Investments (5) STATESBORO VALDOSTA BIRMINGHAM ATLANTA Market Footprint

History and Expansion Activity
•
Started as a credit union in Albany, GA
in 1955
•
2001 to 2005 – converted to a bank,
assembled a commercial banking team and
built infrastructure for growth
•
2005 – completed initial public offering
selling 30% of  the Company and raising
$30 million in capital (MHC structure)
•
2006 – de novo branch expansion in Florida
•
2009 – FDIC-assisted acquisition in Georgia
and branch acquisition in Florida
•
2010 – purchase of five branches in Georgia
and one de novo branch in Georgia
$0
$755
million
1955
2010
$364
million
2005
Assets

History and Expansion Activity
•
2010 – completed second step offering,
becoming fully public and raising $60 million in
capital primarily to accomplish the following:
Expand through FDIC-assisted acquisitions
Purchase strategic branches
Grow internally in acquired markets and in
de novo markets with management liftouts
•
2011 – 2 FDIC-assisted acquisitions in Georgia
•
2012 – De novo branch in Georgia and branch
acquisition in Alabama
•
2012 – Hired a mortgage management team
in Georgia
•
2013 – FDIC-assisted acquisition in Alabama
•
2014 – Definitive agreement to acquire Alarion
Financial Services, Inc., the holding company
for Alarion Bank
$755
million
$1.5
billion
2010
2013
$1.1
billion
2011
Assets

Alarion Acquisition
•
Company’s first open whole bank acquisition
•
Six branches in Ocala, Gainesville and Alachua, Florida
•
Acquiring $200 million in loans and $241 million in deposits
•
15% accretive to EPS
•
Will move our deposit market share into the top 10 in both Ocala and
Gainesville
•
Existing mortgage banking operations fit nicely with our efforts to expand those services across our markets
•
Significant cost saving opportunities expected from back office consolidation
•
Expected to close in third quarter 2014
•
Integration planning on track –Market President hired to run the
Gainesville, FL market

Strategic Plan
•
Pursue acquisition opportunities
Open bank acquisitions in Alabama, Georgia and Florida
Includes metropolitan and rural markets
Branch acquisition opportunities
•
Hire talented bankers in growth markets
De novo branching when able to hire key commercial bankers
Supplement banking teams in existing growth markets
•
Expand the mortgage origination line of business
Hire originators with realtor relationships focused on purchases in
Atlanta and branch footprint
Wholesale and correspondent lending

Strategic Plan
•
Continue organic loan growth
Important as we experience run off in our FDIC-acquired
portfolios
Organic growth of 35% in 2012, 17% in 2013 and on pace for
double digit growth in 2014
Commercial bankers have capacity to continue moving
relationships
Entered into new markets to sustain growth
•
Improve operating efficiency
Branch network
Back office operations
•
Enhance and reinforce the HeritageBank culture
Important as we bring in new team members from a variety of
other banks with their own culture

Acquisition Opportunities
•
Many factors will lead to consolidation in the banking
industry
Increased cost of compliance / regulatory burden
Limited growth opportunities
Exhausted boards and management teams
•
Over 400 banks in Georgia, Florida and Alabama
Most are under $1 billion
About 20 banks between $500 - $750 million
About 80 banks between $250 - $500 million
Over 200 banks under $250 million
Limited number of acquirers interested in smaller banks
•
HBOS seeks to be a consolidator

Mortgage Expansion
•
August 2012 – hired an experienced, Atlanta-based
management team
•
Building out platform and infrastructure
Retail
Wholesale & Correspondent
•
2013 originations of over $400 million
•
Q2 2014 originations of $250 million (YTD $385 million)
•
Q2 2014 mix of 84% purchase  / 16% refinance
•
2014 total production expected to exceed $900 million
•
2015 total production expected to exceed $1.1 billion
•
Profitability achieved in Q2 2014

Improve Operating Efficiency
•
Early retirement programs and closing of two branches  in
2012 resulted in cost savings of $1.2 million per year
starting in 2013
•
Reduced Bank branch staffing by 9 FTE’s resulting in
savings of approximately $460,000 per year
•
In Q3 2013, closed two branches acquired in FDIC-assisted
acquisition  of Frontier Bank
•
Focused on improving efficiency in branch network
•
Leveraging our expense base through acquisition activity
•
Ability to absorb acquisitions without the addition of
management-level back office staff

Internal Focus on Culture
•
Creating and reinforcing the HeritageBank culture
•
Started with a focus on improving operating efficiency
•
Current focus is to communicate more effectively
Enhanced intranet
Positive “can d0” attitude
More frequent communication
Senior management committee
Engage all stakeholders in process improvement
Resolve differences directly
•
Reinforcing our sales culture – the HBOS Advantage
Incentive alignment with corporate goals
Leverage our enlarged customer base

Quarterly Financial Data
2Q13
3Q13 4Q13 1Q14 2Q14
Diluted Earnings
per share
$0.36 $0.18 $0.45 $0.18 $0.23
Dividends per share $ - * $ -* $ -* $0.07 $0.07
Return on assets 0.79% 0.40% 1.00% 0.39% 0.49%
Return on equity 8.74% 4.41% 11.10% 4.26% 5.42%
Net interest margin 4.78% 4.73% 5.50% 4.66% 4.92%
Efficiency ratio 74.17% 82.29% 71.66% 84.20% 82.07%
Provision expense
on core loans
$640,000 $350,000 $220,000 $65,000 $510,000
* In December 2012, the Company paid a one-time special dividend of $0.20, equivalent to four quarterly payments at an increased rate of $0.05 per share, in lieu of regular quarterly dividends that would have been anticipated to be paid in
2013. The Company resumed paying cash dividends on a quarterly basis in 2014, beginning with $0.07 per share in
February 2014.

Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014

Heritage
FINANCIAL GROUP, INC.

Discount Accretion on FDIC-Acquired Loans
(dollars in millions)
Total Accretion Income
Covered Accretion
Non- Covered Accretion
Amortization of FDIC Loss Share Receivable
$6.1 $6.2
$3.8
$4.6
$5.0
$3.7
$2.9
$3.6
$3.2
$3.6
$3.4
$1.5
$2.6
$2.0
$2.0
$3.4
$1.1
$0.8
$0.6
$1.0

Historical
Projection
$3.5 $2.6 $2.5 $2.5 $2.6 $2.8 $2.6 $2.4 $2.2 $2.0 $1.7 $1.5 $1.3 $1.0 $0.9
$2.4 $1.5 $1.5 $1.9 $2.3 $2.8 $2.5 $2.3 $2.1 $1.9 $1.7 $1.5 $0.7 $0.6 $0.3
$0.1 $0.1 $0.1 $0.2 $0.3 $0.5 $0.4 $0.4 $0.4 $0.4 $0.4 $0.3 $0.3 $0.3 $0.3
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Q4 2016
Covered Discount Accretion
Non-covered Discount Accretion
Amortization of FDIC Loss Share Receivable

Heritage FINANCIAL GROUP, INC.

16 Accretion on FDIC-Acquired Loan Pools (dollars in millions) Projection Assumptions Weighted average life – 5.6 years Loan discount at end of loss share – 7%

$108.2
$57.2
$17.4
$7.8
$48.1
$101.6
$53.8
$14.6
$5.9
$44.5
$93.7
$50.9
$15.5
$7.1
$41.3
$86.8
$47.7
$13.6
$6.1
$37.6
$78.6
$43.4
$10.9
$5.9
$33.2
2Q13
3Q13
4Q13
1Q14
2Q14
Covered Loans (gross)
Covered Loans (net)
Covered OREO (gross)
Covered OREO (net)
Indemnification Asset

Heritage FINANCIAL GROUP, INC.

17 Loss Share Assets and Indemnification Asset (dollars in millions)

$85.1
$80.4
$82.7
$78.4
$74.1
$69.9
$71.4
$65.6
$65.9
$61.3
$57.0
$55.2
$52.7
$50.8
$48.5
$45.5
$44.2
$42.7
$39.9
$39.1
$35.6
$35.9
$31.4
$29.8
$27.1
$22.8
$18.5
$14.3
$10.0
$8.4
$6.8
$6.5
4Q11
1Q12
2Q12
3Q12
4Q12
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
Indemnification Asset - Goal
Indemnification Asset - Actual

Heritage FINANCIAL GROUP, INC.

18 Indemnification Asset Reduction (dollars in millions) Excludes the portion of the indemnification asset related to pending reimbursements.

SBA's
2%
GSE's
18%
Muni's
19%
GSE MBS's
61%

Heritage FINANCIAL GROUP, INC.

19 Investment Portfolio Breakdown Total Investments - $300.6 million Unrealized Loss - $3.6 million Average Life – 4.7 years Yield – 2.3% As of June 30, 2014

15.3%
15.4%
14.5%
13.8%
14.0%
8.6%
9.0%
8.8%
9.4%
8.8%
9.5%
8.7%
9.0%
8.5%
9.1%
2Q13
3Q13
4Q13
1Q14
2Q14
Tangible equity ratio
Tier one leverage
Total risk-based

20 Capital Ratios

80%
80%
80%
80%
80%
75%
74%
71%
71%
70%
65%
65%
65%
65%
65%
60%
58%
57%
57%
53%
2Q13
3Q13
4Q13
1Q14
2Q14
Loans to deposits - target
Loans to deposits
Loans to assets - target
Loans to assets

Heritage

21 Capacity for Growth

Interest-Bearing Demand 21%
Time Deposits 30%
Noninterest-Bearing Demand 14%
Savings and Money-markets 35%

Heritage FINANCIAL GROUP, INC.

22 Total Deposits - $1.2 billion Solid Core Deposit Franchise As of June 30, 2014

$156.5
$145.6
$140.1
$131.5
$129.3
$42.2
$34.3
$27.5
$19.0
$18.0
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Loan Pipeline
Net Loan Growth

23 Core Loan Portfolio Growth and Pipeline (dollars in millions) Excludes loans acquired in FDIC-assisted acquisitions.

Consumer and other 4%
Construction and land 8%
Farmland 4%
Commercial and industrial 15%
One-to-four family second liens 5%
Commercial real estate 37%
One-to-four family first liens 23%
Multifamily 4%

Heritage Financial Group, Inc.

24 Core Loan Portfolio Breakdown Core Loans - $744.8 million Year over year growth of 17% Excludes loans acquired in FDIC-assisted acquisitions. As of June 30, 2014

Mini-warehouses 3%
Other 14%
Religious organizations 2%
Office buildings 25%
Mobile home and RV parks 3%
Convenience stores 5%
Healthcare related 12%
Industrial 13%
Hotels 6%
Retail strip centers 7%
Restaurants 10%

Heritage
FINANCIAL GROUP, INC.

Core Commercial Real Estate Portfolio Breakdown
Total Commercial Real Estate Loans - $277.3 million
Owner occupied 54% Non-owner occupied 46%
Excludes loans acquired in FDIC-assisted acquisitions.
As of June 30, 2014

$12.2
$11.0
$11.1
$9.4
$9.2
$9.1
$8.4
$8.0
$7.4
$7.0
$2.8
$3.0
$3.2
$3.3
$3.0
$0.9
$0.6
$1.0
$0.8
$0.8
2Q13
3Q13
4Q13
1Q14
2Q14
Accruing Criticized Loans
Nonaccrual Loans
Accruing Classified Loans
Past Due Loans (30-89 days)

Heritage Financial Group, Inc.

26 Asset & Credit Quality Trends Excludes loans acquired in FDIC-assisted acquisitions. (dollars in millions)

Heritage Financial Group, Inc. - Total Return (%)

HBOS (+117.85%)
SNL U.S. Bank and Thrift (+70.20%)
SNL Southeast U.S. Bank (+54.01%)
Total Return (%)
150
100
50
0
-50
Jan 2011
Apr 2011
Jul 2011
Oct 2011
Jan 2012
Apr 2012
Jul 2012
Oct 2012
Jan 2013
Apr 2013
Jul 2013
Oct 2013
Jan 2014
Apr 2014
Jul 2014
Thousands
HBOS-Vol
1,400
1,200
1,000
800
600
400
200
0

Heritage FINANCIAL GROUP, INC.

27 Total Return – Second Step Through July 23, 2014 Source: SNL Financial

Key Investment Points
•
Growth opportunities
Branch and open bank opportunities
Organic loan growth
Ability to attract and hire talented bankers
Mortgage expansion
•
Acquirer with a proven ability to do deals
•
Experienced management
•
Diversified loan portfolio
•
Solid core deposit franchise
•
Ability to improve our operating efficiency
•
Laser focus on earnings

NASDAQ: HBOS